UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 12, 2005

Date of report (Date of earliest event reported)

NOVASTAR FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8140 Ward Parkway, Suite 300, Kansas City, MO 64114

(Address of principal executive offices and zip code)

(816) 237-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosures

On May 12, 2005, NovaStar Financial, Inc. issued a press release announcing that a judge has denied the company’s motion to dismiss a class-action shareholder suit in the U.S. District Court for the Western District of Missouri.

Item 8.01 – Other Events

Since April 2004, a number of substantially similar class action lawsuits have been filed and consolidated into a single action in the Untied States District Court for the Western District of Missouri. The consolidated complaint names as defendants the Company and three of its executive officers and generally alleges that the defendants made public statements that were misleading for failing to disclose certain regulatory and licensing matters. The plaintiffs purport to have brought this consolidated action on behalf of all persons who purchased the Company’s common stock (and sellers of put options on the Company’s stock) during the period October 29, 2003 through April 8, 2004. On January 14, 2005 , the Company filed a motion to dismiss this action, and on May 12, 2005, the court denied such motion. The Company believes that these claims are without merit and intends to vigorously defend against them.

In the wake of the securities class action, the Company has also been named as a nominal defendant in several derivative actions brought against certain of the Company’s officers and directors in Missouri and Maryland. The complaints in these actions generally claim that the defendants are liable to the Company for failing to monitor corporate affairs so as to ensure compliance with applicable state licensing and regulatory requirements.

In July 2004, an employee of NovaStar Home Mortgage, Inc. (“NHMI”) filed a class and collective action lawsuit against NHMI and NovaStar Mortgage, Inc. (“NMI”) in California Superior Court for the County of Los Angeles. Subsequently, NHMI and NMI removed the matter to the United States District Court for the Central District of California. The plaintiff brought this class and collective action on behalf of herself and all past and present employees of NHMI and NMI who were employed since May 1, 2000 in the capacity generally described as Loan Officer. The plaintiff alleged that NHMI and NMI filed to pay her and the members of the class she purported to represent overtime premium and minimum wage as required by the Fair Labor Standards Act (“FSLA”) and California state laws for the period commencing May 1, 2000. In January 2005, the plaintiff and NHMI agreed upon a nationwide settlement in the amount of $3.1 million on behalf of a class of all NHMI Loan Officers nationwide. The settlement, which is subject to court approval, covers all minimum wage and overtime claims going back to July 30, 2001, and includes the dismissal with prejudice of the claims against NMI. Since not all class members will elect to be part of the settlement, the Company estimated the probably obligation related to the settlement to be in a range of $1.3 million to $1.7 million. In accordance with SFAS No. 5, Accounting for Contingencies, the Company recorded a charge to earnings of $1.3 million in 2004.

In addition to those matters listed above, the Company is currently party to various other legal proceedings and claims, including, but not limited to, breach of contract claims, as well as class action and individual claims for violations of the Real Estate Settlement Procedures Act, FSLA, federal and state laws prohibiting employment discrimination and federal and state licensing and consumer protection laws. While management, including internal counsel, currently believes that the ultimate outcome of these proceedings and claims, individually and in the aggregate, will not have a material adverse effect on the Company’s financial condition or results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs.

In April 2004, the Company also received notice of an informal inquiry from the Securities and Exchange Commission requesting that it provide various documents relating to its business. The Company has cooperated fully with the Commission’s inquiry and provided it with the requested information. The Company last provided information to the Commission in October 2004. We have received no additional requests or inquiries from the Commission since that time.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release dated May 12, 2005 announcing that a judge has denied the company’s motion to dismiss a class-action shareholder suit in the U.S. District Court for the Western District of Missouri.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVASTAR FINANCIAL, INC.

Date: May 18, 2005	By:	/s/ Gregory S. Metz
Gregory S. Metz
Chief Financial Officer

Exhibit Index

Exhibit Number
99.1	Press Release dated May 12, 2005 announcing that a judge has denied the company’s motion to dismiss a class-action shareholder suit in the U.S. District Court for the Western District of Missouri.